SCHEDULE 14C INFORMATION

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                         Securities Exchange Act of 1934


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                          Hillview Investment Trust II
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)


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


                          HILLVIEW CAPITAL ADVISORS LLC
                             700 The Times Building
                                Ardmore, PA 19003



November 26, 2003



Dear Fund Shareholder:


As of August 26, 2003, Pinnacle Associates Ltd. ("Pinnacle") has been added as an investment sub-adviser to the Hillview International Alpha Fund (the "Fund"). Pinnacle joins Harris Associates L.P. and BPI Global Asset Management LLP on the Fund's advisory team. Pinnacle utilizes the firm's International Small Cap strategy which uses a bottom-up stock selection process.

The next few pages of this package feature more information regarding the addition of Pinnacle as an investment sub-adviser to the Fund.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund. If you have any questions, please call us at (800) 660-9418.






                                             Sincerely,



                                             David M. Spungen
                                             Chairman of the Board and President

                          Hillview Investment Trust II
                              400 Bellevue Parkway
                              Wilmington, DE 19809


                              INFORMATION STATEMENT

            TO SHAREHOLDERS OF THE HILLVIEW INTERNATIONAL ALPHA FUND

This document is an Information Statement and is being furnished to shareholders of the Hillview International Alpha Fund (the "Fund") in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the "SEC"). The Fund is a diversified series of Hillview Investment Trust II (the "Trust"). Hillview Capital Advisors LLC (the "Manager") serves as manager to the Fund and currently allocates the Fund's assets to Harris Associates L.P. ("Harris"), BPI Global Asset Management LLP ("BPI") and Pinnacle Associates Ltd. ("Pinnacle") which serve as investment sub-advisers to the Fund.

Under the SEC order, the Manager may enter into new or modified sub-advisory agreements with existing or new investment sub-advisers without approval of the Fund's shareholders, provided that an Information Statement is sent to shareholders of the affected portfolios explaining any changes and disclosing the aggregate fees paid to the sub-advisers as a result of those changes. The Board of Trustees reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about November 26, 2003, to shareholders of record of the Fund as of September 30, 2003 (the "Record Date"). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions from the shareholders. As of the Record Date, 8,313,174.130 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Manager, the executive officers and Trustees of the Fund as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.

Appointment of Pinnacle Associates Ltd.

The Board of Trustees (the "Board") of the Trust has approved Pinnacle to provide sub-advisory services with respect to the Fund as of August 26, 2003. Pinnacle, Harris Associates L.P. and BPI Global Asset Management LLP (collectively the "Sub-Advisers") each manage a portion of the Fund. The Manager continues to oversee the Sub-Advisers.

No officers or Trustees of the Fund are officers, employees, directors, general partners or shareholders of Pinnacle. In addition, since July 1, 2002, the beginning of the Fund's last fiscal year, no Trustee of the Fund has had, directly or indirectly, a material interest, material transaction or material proposed transaction to Pinnacle, any parent or subsidiary of Pinnacle or any subsidiary of the parent of such entities was or is to be a party.

At a Board meeting on August 26, 2003, the Manager proposed to the Board the termination of the sub-advisory agreement with Deutsche Asset Management LLP ("Deutsche") and the appointment of Pinnacle as a sub-adviser to the Fund. In considering the appointment of Pinnacle as investment sub-adviser, the Board reviewed the proposed services to be provided by Pinnacle and analyzed the factors it deemed relevant, including the nature, quality and scope of services proposed for the Fund. The Board listened to and evaluated presentations on Pinnacle's history, management and the expertise of its staff. The Board reviewed Pinnacle's investment approach, organizational structure and the business experience of the professionals running the firm. The Board also reviewed the investment performance of similar portfolios for which Pinnacle has provided comparable services. After considering Pinnacle's role in the overall investment portfolio of the Fund and discussing Pinnacle's screening process for stock selection, the Board reviewed the Manager's expectations of Pinnacle and the reasons that the Manager considers Pinnacle to be a desirable choice as a sub-adviser. The Board also considered the compensation proposed for Pinnacle's services to the Fund.

After review of the above factors, the Board, including separately all Independent Trustees, unanimously approved the appointment of Pinnacle to serve as investment sub-adviser to the Fund and to provide related advisory services. At the same time, the Board ratified the termination of Deutsche as a sub-adviser to the Fund.


Description of the Sub-Advisory Agreement with Pinnacle Associates Ltd.

The Manager has entered into a sub-advisory agreement (the "Agreement") with Pinnacle to manage a specific portion of the Fund and provide a continuous investment program with respect to that portion, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. Pinnacle is responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund and will provide services under the Agreement in accordance with the Fund's investment objective, policies and restrictions and the description of its investment strategy and style. The Agreement is identical in all respects to the agreements with the Fund's other sub-advisers, other than changes to the named sub-adviser, the dates and the fees payable by the Fund, as discussed below. The Agreement became effective on August 26, 2003 and will continue in effect for an initial term of two years. Thereafter, the Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding shares of the Fund and also, in either event, approval by a majority of Independent Trustees.

Under the Agreement, Pinnacle receives an annual sub-advisory fee of 0.90% of the average daily net assets on the first $15 million of the portion of the Fund's portfolio it manages, 0.675% of the average daily net assets of the next $15 million and 0.45% on any balance over $30 million. The compensation payable to Pinnacle does not result in an increase in the Fund's overall management and advisory fee level previously approved by the Fund's initial shareholder.

The Fund's initial shareholder approved an effective overall management and advisory fee level of 1.20% which represented the management fee to be paid to the Manager and the highest expected composite of the fees to be paid to each then-current sub-adviser assuming a target allocation of assets among the then-current sub-advisers.1 The effective overall management and advisory fee level under the current sub-advisory arrangements is 1.06%.

The Agreement does not protect Pinnacle against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misconduct, bad faith, or negligence in the performance of its duties or failure to comply with its obligations under the Agreement.

The Agreement automatically terminates upon its assignment and may be terminated without penalty at any time by the Manager on not less than 30 days' written notice by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund. Pinnacle may also terminate the Agreement without penalty upon 30 days' written notice to the Trust.

---------------
1. At that time, the Fund's sub-advisers were BPI, Harris, Deutsche and Waterford Management, LLC ("Waterford"). As mentioned above, the Board ratified the termination of Deutsche on August 26, 2003. The Board previously ratified the termination of Waterford on May 21, 2002.

Pinnacle Associates Ltd.

Pinnacle, located at 335 Madison Avenue, New York, New York 10017, was founded in 1984 and is 100% employee-owned. Pinnacle manages assets of foundations, endowments, pension funds and family trusts and as of September 30, 2003, had over $2 billion in assets under management. Andrew Reitenbach has primary responsibility for sub-advising the portion of the Fund's assets assigned to Pinnacle. Mr. Reitenbach joined Pinnacle in 1997 and has over 9 years of investment experience.

Pinnacle invests its portfolio using the firm's International Small Cap strategy. This strategy uses a bottom-up stock selection process and focuses on companies with a unique product or service, long-term growth characteristics and high quality management. Pinnacle seeks to have a fully invested portfolio of 40 to 50 stocks across 13 to 25 countries and diversified by sector.

The names and principal occupations of the principal executive officers and each director of Pinnacle, all located at 335 Madison Avenue, New York, New York 10017, are listed below.


  Name                           Title / Principal Occupation
  ----                           ----------------------------
  Nicholas Reitenbach            Senior Vice President
  Peter Marron                   Senior Vice President
  Gail Mannix                    Vice President and Compliance Officer
  James Ferrare                  Vice President
  King Harris                    Senior Vice President
  Joel Heyman                    Vice President and Director of Operations
  Nancy Vang                     Vice President
  Lilia Arceo                    Director of Administration


Beechwood Place, LLC (Passios Family Partnership), which is wholly-owned by employees of Pinnacle, owns in excess of 50% of the voting securities of Pinnacle and is therefore deemed a control person of Pinnacle.

Certain information provided by Pinnacle regarding another fund for which Pinnacle acts as sub-adviser and which has investment objectives similar to those of the Fund is as follows:

  --------------------------------------------------------------------------------------------
                                                                            Net Assets as of
  Fund Name                         Fee Schedule                            September 30, 2003
  ---------                         ------------                            ------------------
  Reserve International             According to the contract,               $1,543,109
  Small-Cap Fund                    Investment Manager shall pay to
                                    Sub-Investment Manager each quarter a fee
                                    equal  to up to one-half  of  the  Investment
                                    Manager's management fee minus direct and
                                    allocated fund expenses and applicable sales
                                    and marketing fees before taxes.
  --------------------------------------------------------------------------------------------


Portfolio Transactions
For the fiscal year ended June 30, 2003, the Fund paid $1,725 in brokerage commissions to Deutsche Bank Securities, which was at the time an affiliated broker, representing 2.09% of the aggregate brokerage commissions paid.

General Information

The Trust is a management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and was organized as a Delaware business trust on April 14, 2000. The Trust's principal executive office is located at 700 The Times Building, Ardmore, PA 19003. The principal offices of both the principal underwriter of the Fund, PFPC Distributors, Inc., and the administrator of the Fund, PFPC Inc., are located at 400 Bellevue Parkway, Wilmington, DE 19809. The Fund's custodian is PFPC Trust Company, located at 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, PA 19153. The Fund's counsel is Kirkpatrick & Lockhart LLP, located at 1800 Massachusetts Avenue, N.W., Washington, DC 20036-1800.

YOU MAY OBTAIN AN ADDITIONAL COPY OF THIS INFORMATION STATEMENT OR A COPY OF THE FUND'S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO HILLVIEW CAPITAL ADVISORS AT 700 THE TIMES BUILDING, ARDMORE, PA 19003, OR BY CALLING (800) 660-9418.

                                   APPENDIX A

         As of September 30, 2003, the following persons owned of record, or were known to own beneficially, 5% or more of the outstanding shares of the Hillview International Alpha Fund.

                                                  Owner of Record    Beneficial Owner        Percentage of Shares
                                                  ---------------    ----------------        --------------------

Batrus & Co.                                             X                                          73.48%
c/o Bankers Trust Co.
PO Box 9005
Church Street Station
New York, NY  10008

Saxon & Co.                                                                  X                      6.11%
FBO A/C 20101021040914
CUSIP 432787109
PO Box 7780-1888
Philadelphia, PA  19182

Guadi & Co.                                              X                                          5.34%
c/o Bankers Trust Co.
PO Box 9005
Church Street Station
New York, NY  10008


                                      A-1